EXHIBIT 99.1 - Indemnification under the North Carolina Business Corporation
Act,                                          Chapter 55 of the North Carolina
General Statutes

  55-8-51.  AUTHORITY TO INDEMNIFY.

  (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

       (1)  He conducted himself in good faith; and
       (2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and
      (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

  (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

  (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

  (d) A corporation may not indemnify a director under this section:

       (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or
       (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

  (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

  (f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground. (1955, c. 1371, s. 1; 1969, c. 797, s. 2; 1973, c. 469, s. 6; 1985
(Reg. Sess., 1986), c. 1027, s. 39; 1989, c.
265, s. 1.)